Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form S-4 of our report dated April 16, 2024 relating to the financial statements of Integrated Rail and Resources Acquisition Corp. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Hartford, CT

April 30, 2025